Exhibit 99.1

Sacks Parente Golf Appoints Doug Samuelson as Chief Financial Officer

CAMARILLO, CA, September 9, 2024 – NEWTON GOLF: A Sacks Parente Company (Nasdaq: SPGC) (“NEWTON GOLF” or the “Company”), a technology-forward golf company with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, announces the appointment of Doug Samuelson as its Chief Financial Officer, effective as of September 9, 2024.

“Doug’s extensive accounting and financial reporting experience, including roles as CFO of a number of publicly and privately traded companies, will be invaluable as we expect to continue our growth trajectory over the coming years. We welcome him to NEWTON GOLF and look forward to his contributions,” commented NEWTON GOLF Executive Chairman Greg Campbell.

Doug Samuelson, CPA (inactive), began his 30-year career with Arthur Anderson LLP, providing audit and business advisory services to many small-to-middle market companies. He later joined numerous public and privately-held companies and served in various financial reporting and audit roles, including as CFO for Response Genetics, Medacta USA, Smack Sportswear, Solis Tek, AdvaVet, Wellness Center USA, Genelux, and, most recently, Kairos Pharma, a position he held since 2019. Mr. Samuelson brings significant SEC reporting experience, Sarbanes Oxley compliance experience, and over 10 years in public accounting. He received his B.S. in Accounting from the University of Utah, his M.S. in Computer Science from California State University, Northridge, and was previously a Certified Public Accountant in the state of California.

“I am eager to join an emerging golf equipment provider and the team at NEWTON GOLF. The Company’s Newton Motion line of replacement golf shafts and innovative putters are contributing to strong revenue growth, and I’m excited to provide strategic financial leadership as the Company looks to continue its aggressive growth,” said Mr. Samuelson. “I believe my CFO experience with publicly traded companies will be valuable in supporting the Company’s vision.”

Mr. Samuelson replaces former CFO Steve Handy, who resigned to pursue other options and whose departure is not the result of any disagreement with management concerning the Company’s operations or management.

About Newton Golf: A Sacks Parente Company

NEWTON GOLF: A Sacks Parente Company, is a technology-forward golf company that help golfers elevate their game. With a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, the Company’s innovative accomplishments include: the First Vernier Acuity putter, patented Ultra-Low Balance Point (ULBP) putter technology, weight-forward Center-of-Gravity (CG) design, and pioneering ultra-light carbon fiber putter shafts.

In consideration of its growth opportunities in golf shaft technologies, the Company expanded its manufacturing business in April of 2022 to develop the advanced Newton brand of premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States, while also expanding into golf apparel and other golf-related product lines to enhance its growth.

The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand. The Company currently sells its products through resellers, the Company’s websites, Club Champion retail stores, and distributors in the United States, Japan, and South Korea. For more information, please visit the Company’s website at www.newtongolfco.com or on social media at @newtongolfco.com, @newtonshafts, or @gravityputters.

Media Contact for NEWTON GOLF:

Beth Gast

BG Public Relations

beth.gast@bgpublicrelations.com

Investor Contact for NEWTON GOLF:

CORE IR

516-222-2560

investors@sacksparente.com